Exhibit 4.3

TUPPERWARE BRANDS CORPORATION

DIRECTOR STOCK PLAN

Section 1. Purpose

The purposes of the Plan are to assist the Company in (1) promoting a greater identity of interests between the Company’s non-employee directors and its shareholders, and (2) attracting and retaining directors by affording them an opportunity to share in the future successes of the Company.

Section 2. Definitions

“Act” shall mean the Securities Exchange Act of 1934, as amended.

“Award” shall mean an award of Common Stock as contemplated by Section 7 or Section 8 of this Plan or a Stock Option, Restricted Stock Award or Restricted Stock Unit Award as contemplated by Section 9 of this Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 20 percent or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger, statutory share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (“Corporate Transaction”); in each case unless, following such Corporate Transaction (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporate Transaction constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Common Stock” shall mean the common stock, $.01 par value, of the Company.

“Company” shall mean Tupperware Brands Corporation, a Delaware corporation.

“Effective Date” shall have the meaning given in Section 18 of the Plan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

“Fair Market Value” shall mean, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock during normal business hours on the New York Stock Exchange Composite Tape, or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

“Fees” shall mean the annual retainer fee for a Participant in connection with his or her service on the Board for any fiscal year of the Company.

“Participant” shall mean each member of the Board who is not an employee of the Company or any subsidiary of the Company.

“Plan” shall mean the Tupperware Brands Corporation Director Stock Plan.

“Retirement” shall mean the retirement by a Participant from the Board in accordance with the Company’s stated policy on Director retirement.

“Restricted Stock Award” shall have the meaning given in Section 9(d) (iii) of the Plan.

“Restricted Stock Unit Award” shall have the meaning given in Section 9(d) (iv) of the Plan.

“Rules” shall mean the rules promulgated under the Act from time to time and the interpretations issued by Securities and Exchange Commission in respect thereof.

“Stock Option” shall mean a non-qualified stock option granted under the Plan.

Section 3. Eligibility

Each member of the Board who is not an employee of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

Section 4. Shares Subject to the Plan

The maximum number of shares of Common Stock which shall be available for use under the Plan shall be 600,000, subject to adjustment pursuant to Section 16 hereunder. The shares issued under the Plan may be authorized and unissued shares or issued shares heretofore or hereafter acquired and held as treasury shares or shares purchased on the open market.

Section 5. Duration of Plan

Unless earlier terminated pursuant to Section 11 hereof, this Plan shall automatically terminate on, and no grants, awards or elections may be made after, the date of the twentieth anniversary of the Effective Date.

Section 6. Administration

(a) The Plan shall be administered by the Board or any committee thereof so designated by the Board (the “Committee”), which shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, and to take all such actions and make all such determinations in connection with the Plan as it may deem necessary or desirable.

(b) Notwithstanding any other provision of the Plan, no amendment or termination of the Plan shall adversely affect the interest of any Director in Awards or Stock Options previously granted to the Director without that Director’s express written consent.

Section 7. Initial Awards

Each Participant shall receive a one-time grant of one thousand (1,000) shares of Common Stock, upon serving his or her initial three months as a member of the Board.

Section 8. Stock in Lieu of Retainer

A Participant shall receive 50 percent of his or her Fees in the form of Common Stock (the “Stock Fees”). The remaining 50 percent of a Participant’s Fees are hereinafter referred to as the “Cash Fees.” Each Participant who, in any year of the Plan, delivers to the Company written notice of an irrevocable election concerning the Cash Fees to be earned in the next fiscal year of the Company, may receive in lieu of cash an amount of shares of Common Stock equal in value to all or any portion of the Cash Fees (but only increments of 25 percent or a multiple thereof, and in no event to exceed 100 percent of the Cash Fees) as so designated by the Participant in such written notice. The amount of the Common Stock to be received in lieu of Fees shall be determined by dividing the dollar value of the Stock Fees, plus the dollar value of the Cash Fees, if any, the Participant has elected to have paid in Common Stock, that are payable in each fiscal quarter of the Company by the Fair Market Value of a share of Common Stock on the last business day of such fiscal quarter (but if such date is not a day on which the New York Stock Exchange is open, then on the next preceding day on which the New York Stock Exchange is open), except that only whole numbers of shares shall be obtainable pursuant to this Section, and any remainder Fees which otherwise would have purchased a fractional share shall be paid in cash. Any such written notice pursuant to this Section 8 shall remain in effect for subsequent Plan years unless such Participant delivers a written notice setting forth a different election with respect to Cash Fees, which shall be applied to future Plan years until further written notice is received by the Company pursuant to this Section 8.

Section 9. Stock Awards

(a) Each Participant who, in any year of the Plan, delivers to the Company an irrevocable election concerning the Cash Fees to be earned in the next fiscal year of the Company, may receive in lieu of all or any portion of the Cash Fees (but only increments of 25 percent or a multiple thereof) as so designated by the Participant, a Stock Option for an amount of shares of Common Stock in each fiscal year of the Company as follows:

Percent of Cash Fees Forgone	Number of Shares Subject to Option
100%	1,000
50%	500

The exercise price shall be determined as follows:

Fair Market Value Of a Share	-	100% of Cash Fees	=	Exercise Price Per Share
Of Common Stock		1,000

Fair Market Value Of a Share	-	50% of Cash Fees	=	Exercise Price Per Share
Of Common Stock		500

In no event, however, shall the exercise price be less than 50 percent of the Fair Market Value of a share of Common Stock on the date of the grant.

In the event that the effect of the foregoing sentence is to limit the reduction of the exercise price, any portion of the Cash Fees which are so prevented from reducing the exercise price shall be paid to the affected Participant, in cash or Common Stock (as elected by the Participant) in an equitable fashion over the remainder of the year in which the Cash Fees are earned, as if an election to receive a Stock Option pursuant to this Section 9(a) had not been made.

Notwithstanding the foregoing, no Participant shall be eligible to elect to receive a stock option under Section 9(a) of this Plan in respect of Cash Fees earned for any fiscal year of the Company after the Company’s 2004 fiscal year.

(b) The date of grant of a Stock Option pursuant to Section 9(a) shall be the date of the annual meeting of stockholders of the Company that occurs during the year in which the Cash Fees are earned. If such day would not be a day on which the New York Stock Exchange is open, then on the next succeeding day on which the New York Stock Exchange is open.

(c) A Stock Option granted pursuant to Section 9(a) shall vest and be exercisable on the last day of the fiscal year in which the Stock Option is granted. In the event that a Participant is not a member of the Board on the last day of the fiscal year in which the Stock Option is granted, except in the case of a Participant’s death or termination for cause, such Participant’s Stock Option which has not become vested and exercisable as of such time shall (i) be reduced to an amount of shares of Common Stock which reflects the amount of the foregone Cash Fees earned as of the date of termination from service on the Board, which amount shall be determined by multiplying the number of shares of Common Stock subject to the Stock Option as determined pursuant to Section 9(a), above, by a fraction, the numerator of which shall be the number of days of the fiscal year of the Company in which the Stock Option is granted that the Participant was a member of the Board and the denominator of which shall be 365, provided, that any Stock Option for a fractional share of Common Stock shall be rounded up to the nearest whole number of shares, and (ii) shall continue to vest. The term of exercisability for a Stock Option granted under this Section 9 shall be ten (10) years.

(d) (i) Each Participant may receive on the day of the Company’s annual meeting of shareholders a Stock Award in an amount of shares of Common Stock as determined by the Committee. Stock Awards shall be evidenced by agreements incorporating the terms and conditions set forth below, and which shall become effective upon execution by the Company and the Participant.

(ii) Stock Options granted under Section 9(d) the Plan shall be subject to the following terms and conditions, except as otherwise determined by the Committee at the time of grant, and shall contain such additional terms and conditions as the Committee shall deem desirable:

(A) Option Price. The option price per Share purchasable under a Stock Option shall be equal to the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant. Except as may be contemplated by Section 16, the option price may not be adjusted (repriced), nor may new Stock Options be issued in exchange for the surrender of outstanding Stock Options, without shareholder approval.

(B) Option Term. The term of each Stock Option shall be 10 years from the date the Stock Option is granted.

(C) Exercisability. Each Stock Option granted under this Section 9(d) shall be immediately exercisable. If the Committee otherwise provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

(D) Method of Exercise. Subject to the provisions of this Section 9(d), Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares subject to the Stock Option to be purchased.

Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. Payment, in full or in part, may also be made in the form of delivery of unrestricted shares of Common Stock already owned by the Participant (based on the Fair Market Value of the shares on the date the Stock Option is exercised) and held for a period of not less than 6 months prior to the Stock Option exercise, or by certifying ownership of such shares by the Participant to the satisfaction of the Company for later delivery to the Company as specified by the Committee.

In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made pursuant to a “cashless exercise” by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

No shares shall be issued until full payment therefor has been made. A Participant shall have all of the rights of a stockholder of the Company holding the class or series of shares that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise and has paid in full for such shares.

(iii) Restricted Stock Awards. A Restricted Stock Award is a Stock Award in the form of Common Stock that will be settled by delivery of shares of Common Stock. The Committee shall determine the number of Shares to be awarded to any Participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. Restricted Stock Awards may be awarded either alone or in addition to other Awards granted under the Plan. Restricted Stock Awards shall be subject to the following terms and conditions, except as otherwise determined by the Committee at the time of grant, and shall contain such additional terms and conditions as the Committee shall deem desirable:

(A) Restricted Periods. The Committee may, prior to grant, condition the vesting of a Restricted Stock Award upon continued service of the Participant. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. The Committee may provide for the lapse of restrictions based upon period of service in installments or otherwise and may accelerate or waive, in whole or in part, restrictions based upon period of service.

(B) Evidence of Award. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form: “The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Tupperware Brands Corporation Director Stock Plan, and in an Award Agreement. A copy of the Plan and such Award Agreement may be obtained from Tupperware Brands Corporation.” The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(C) Restriction on Alienation. During the Restricted Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(D) Rights of a Stockholder. Except as may be provided in the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Shares that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. Dividends payable in Shares and other non-cash dividends and distributions shall be held subject to the vesting of the underlying Restricted Stock, unless the Committee determines otherwise in the applicable Award Agreement or makes an adjustment or substitution to the Restricted Stock pursuant to the Plan.

(E) Delivery of Shares. If and when any applicable Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended evidence of ownership for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

(F) Award Agreement. Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

(iv) Restricted Stock Units. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, either by delivery of Shares to the Participant or by the payment of cash based upon the Fair Market Value of a specified number of Shares. Restricted Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the number of Shares to be awarded to any Participant, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. Restricted Stock Unit Awards shall be subject to the terms and conditions set forth in Section 9(d)(iii) above and to the following terms and conditions, except as otherwise determined by the Committee at the time of grant, and shall contain such additional terms and conditions as the Committee shall deem desirable:

(A) Performance Awards. The Committee may, in connection with the grant of Restricted Stock Units, designate them as Performance Awards, in which event it shall condition the vesting thereof upon the attainment of Performance Goals. If the Committee does not designate Restricted Stock Units as Performance Awards, it may condition the vesting thereof upon the attainment of Performance Goals.

(B) Restricted Periods. The Committee may also condition the vesting thereof upon the continued service of the Participant. The applicable Award Agreement shall specify the consequences for the Restricted Stock Units of the Participant’s termination of employment.

(C) Settlement of Awards. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest or at a later time specified by the Committee or in accordance with an election of the Participant, if the Committee so permits.

(D) Restrictions on Alienation. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered until they are settled, except to the extent provided in the applicable Award Agreement in the event of the Participant’s death.

(E) Dividend Equivalent Rights. The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to dividends paid on the Common Stock.

Section 10. Transferability

Rights, grants and Awards under the Plan may not be assigned, transferred, pledged or hypothecated, and shall not be subject to execution, attachment or similar process. Notwithstanding the foregoing, any such right, grant or award constituting a “derivative security” under the Rules shall not be transferable by a Participant other than by will or by operation of applicable laws of descent and distribution or pursuant to a domestic relations order or qualified domestic relations order as such terms are defined by the Code or ERISA.

Section 11. Amendment

The Board may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the Company’s stockholders, subject to Section 6(b).

Section 12. Termination

The Plan may be terminated at any time by the Board or by the approval by the holders of at least a majority of the shares of Common Stock present, or represented, and entitled to vote at a meeting held for such purpose.

Section 13. Effect of Change of Control

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, any Stock Options outstanding and not then exercisable and vested as of the date such Change of Control is determined to have occurred, shall become immediately exercisable, and shall remain exercisable throughout their entire original term, without regard to any subsequent termination of membership on the Board.

Section 14. Death, Disability, Termination or Retirement of Participant

(a) Death. Except as otherwise provided in Section 9(c) or Section 13 of the Plan, in the event of the death of a Participant while a member of the Board, any Stock Awards outstanding as of the date of death and not then exercisable or vested shall become immediately exercisable and vested, and all outstanding Stock Options held by such Participant shall remain exercisable by the person to whom the Stock Option is transferred by will or by the laws of descent and distribution for a period of the lesser of (i) the remaining term of the Stock Option or (ii) three (3) years after the date of death. In the event of the death of a Participant subsequent to termination of membership from the Board, to the extent not already exercisable, and all stock options shall remain exercisable by the person to whom the Stock Option is transferred by will or by the laws of descent and distribution for a period of the lesser of (i) the remaining term of the Stock Option, or (ii) three (3) years after the date of death.

(b) Disability, Retirement or Other Termination. Except as otherwise provided in Section 9(c) or Section 13 of the Plan, in the event of a Participant’s termination of membership on the Board as a result of the Participant’s disability or Retirement or for another reason other than death or cause (as defined in Section 15 of the Plan), any Stock Awards outstanding as of the date of such termination and not then exercisable or vested shall (i) be adjusted in amount to reflect the proportion of Fees earned in the final year of such Participant’s service in such year (in accordance with the operation of Sections 8 and 9 of this Plan and in consideration of such Participant’s elections for such year), and (ii) become exercisable on the last day of the Company’s then-current fiscal year. All outstanding Stock Options held by such Participant shall remain exercisable (to the extent they are exercisable at the time of such termination or become exercisable pursuant to the preceding sentence) until the end of their original term.

Section 15. Effect of Termination for Cause

If a Participant incurs a termination of membership on the Board for cause, such Participant’s Stock Awards which are not then exercisable or vested shall be automatically cancelled immediately. Unless otherwise determined by the Board, for purposes of the Plan “cause” shall mean (i) the conviction of the Participant for commission of a felony under Federal law or the law in the state in which such action occurred, or (ii) dishonesty in the course of fulfilling the Participant’s duties as a director.

Section 16. Adjustments Upon Changes in Capitalization

In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the company, the Committee or Board may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options, in the number and kind of shares subject to other outstanding Awards granted under the Plan and /or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such substitutions and adjustments may include, without limitation, canceling any and all Awards in exchange for cash payments based upon the value realized by shareholders generally with respect to Shares in connection with such a corporate transaction.

Section 17. Regulatory Matters

The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Act, pursuant to Rule 16b-3 as promulgated thereunder, as may be further amended or interpreted by the Securities and Exchange Commission. In the event that any provision of the Plan shall be deemed not to be in compliance with the Rules in order to enjoy the exemption from the Act, such provision shall be deemed of no force or effect and the remaining provisions of the Plan shall remain in effect.

Section 18. Effectiveness of Plan

The Plan as amended and restated hereby shall become effective as of the date the shareholders of the Company approve it (the “Effective Date”.)

Section 19. Governing Law

To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.